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EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     AMERITRADE HOLDING CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "DGCL") DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation adopted resolutions pursuant to Section 242(b)(1) of the DGCL proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the
Corporation:

        RESOLVED, that the Board of Directors deems it to be in the best interest of the Corporation to amend Article Fourth of the Corporation's Restated Certificate of Incorporation (the "Charter") to read in its entirety as follows:

        FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 398,000,000, consisting of:

            (1) 3,000,000 shares of Preferred Stock, par value $1.00 per share
                (the "Preferred Stock");

            (2) 370,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Stock"); and

            (3) 25,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Stock").

            The Class A Stock and the Class B Stock are hereafter collectively referred to as the "Common Stock."

        SECOND: That stockholders of the Corporation approved said amendment in accordance with the provisions of Section 242(b)(2) of the DGCL at a meeting held on February 12, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 13th day of February, 2002.

                                         AMERITRADE HOLDING CORPORATION

                                         By: /s/ J. Peter Ricketts
                                            ------------------------------------
                                            J. Peter Ricketts
                                                Secretary